Exhibit 99.2

PRESENTATION

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OPERATOR

Ladies and gentlemen, thank you for standing by. Welcome to the WMS industries Second Quarter Results Conference Call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded Tuesday, February 1, 2005.

I would now like to turn the conference over to Brian Gamache, President and Chief Executive Officer of WMS Industries. Please go ahead, sir.

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BRIAN GAMACHE - WMS INDUSTRIES - PRESIDENT, CEO

Thanks, operator. Welcome to WMS' fiscal 2005 second quarter conference call. Scott Schweinfurth, our Chief Financial Officer, Orrin Edidin, our Chief Operating Officer, and Kathleen McJohn, our General Counsel, are also joining us on today's call.

This morning, we will update you on our operating results for the December quarter, discuss the ongoing high level of customer acceptance for our new products and game themes, including today's announcement of an expanded agreement with our Russian distributor, report on new product status and discuss our continuing initiatives to establish WMS as the Number Two provider of slot machines in North America. We will also review our revenue guidance for fiscal 2005, which we raised this morning, as well as review our revenue guidance for the third quarter, which was initiated in today's press release. At the end of the call, we will take questions from investors and analysts. Before we start, Kathleen will review our Safe Harbor language.

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KATHLEEN MCJOHN - WMS INDUSTRIES - GENERAL COUNSEL

Thank you, Brian.

I need to remind everyone that today's call and simultaneous webcast contain forward-looking statements concerning future business conditions and the outlook for the Company based on currently available information that involves risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements, depending on factors described under Item 1, "Business Risk Factors", in the Company's annual report on Form 10-K for the year ended June 30, 2004, and in our more recent reports filed with the SEC. The forward-looking statements made on this call, the webcast, the archived version of the webcast and any transcripts of this call are only made as of this date.

I will now turn the call back over to Brian.

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BRIAN GAMACHE - WMS INDUSTRIES - PRESIDENT, CEO

Thanks, Kathleen.

It's been just over a year since we started shipping our new Bluebird(R) cabinets powered by our CPU-NXT(TM) operating system and I believe it's becoming increasingly clear to those following the gaming industry that our casino customers and their patrons alike have strongly embraced these new products. Increasing demand we are experiencing for our products validates that perception. Since shipments of Bluebird(R) cabinets and CPU-NXT(TM) upgrade kits began in December 2003, we have shipped an aggregate of 15,912 new units and 5,938 upgrade kits.

As demonstrated by the December 2004 quarter, demand for our products continues to surpass our expectations for both gaming device sales and participation game placements. Because of the high earnings performance of our new games and the success of our award-winning Bluebird(R) cabinet, our open orders remain strong at over 7,800 new Bluebird(R) units and over 1,000 CPU-NXT(TM) upgrade kits, providing us with greater visibility to future results. We met or exceeded every revenue forecast metric we provided as guidance for the second quarter and our revenue visibility for the March 2005 quarter is very good.

It's been three long years since we first announced our technology improvement plan in January of 2002. In hindsight, most would agree it was an ambitious undertaking with both execution and implementation risks at many points. But now, with the demand we've experienced for our new products, WMS has re-established itself as the leading provider of gaming equipment.

I want to just take a moment to acknowledge all the people of Waukegan, Chicago, Reno and Las Vegas and at other regional and international offices who committed to the plan to put us back on the map and worked hard and smart to pave the way for this notable re-emergence. Our team is focused, result-oriented and will continue to demonstrate its unique talents as we roll out the highest number of new games in the Company's history over the next 12 months.

While achieving a high level of customer acceptance for our products is both critical and comforting, we also recognize the need to show greater improvement in our operating margin. Let me be clear, management is not satisfied with our operating margin results, but we believe the process of improvements that we have been making for the past few quarters will better reflect our revenue success in the March quarter and beyond. For the last 4 quarters, we have been operating under an all-hands-on-deck mentality and have attempted to balance increasing operating margins and meeting our customer delivery expectations while ramping up for the dramatic growth we are now experiencing.

As we relaunch the Company and our new product lines, we incurred higher operating costs. This was especially so in the December 2004 quarter, as with high production and shipments in the last month of the quarter, we were not able to operate as efficiently as we would have liked. The success we had at G2E and the fact that our customers accelerated their purchasing decisions in advance of the January 1st price increase, resulted in a tremendous concentration of quarterly activity in the month of December.

During this past quarter, we incurred over 65,000 hours of overtime for our personnel and we hired temporary staff who logged over 69,000 hours as factory staff, install technicians and administrative staff, just to meet this bubble of activity. In fact, December 2004 quarter activity was the highest quarterly shipment activity in our company's history. With the product demand we have, some might say "it's a nice problem to have" but let me be clear again, that it's a problem that we're very intent on fixing and fixing very soon.

We've implemented a new sales operations process to prime the sales activity evenly throughout the quarter, and we're already seeing terrific results. Beginning in January, we have changed our production planning to level out the build schedule and we are showing that we can achieve success in this effort. Our factory overtime today is minimal and we will have lowered the temporary help throughout the organization and that we will continue to contain these costs through the balance of the quarter. In this regard, we are cautiously optimistic, as we've manufactured 34 percent of our expected March quarterly production in January 2005. We clearly recognize that we have to manage for greater profitability, and the actions we have taken are expected to help us achieve this objective.

In the 2 years of creating new products, this management team has proved it can operate efficiently and control costs, I can assure you this is a key focus for the last half of our 2005 fiscal year and beyond.

Let me now turn the call over to Scott to review the financial results.

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SCOTT SCHWEINFURTH - WMS INDUSTRIES - CFO

Thanks, Brian.

This morning, WMS reported diluted net income of 12 cents per share for the December 2004 quarter, compared to a diluted net loss of 1 cent per share in the December 2003 quarter. As Brian stated, we continue to experience high demand for our products, and that is reflected in the very positive revenue performance indicators listed in the press release:

Total revenues of $94 million were $4 million above the high end of our guidance. New unit sales of 5,811 were 500 units in excess of the range of our guidance, and average selling prices continue to grow to $9,938 per unit. Our average installed base of participation gaming devices grew by over 550 units from the September '04 quarter, or 13 percent, and our participation revenue per day grew by $4.35 from the September 2004 quarter, or 10 percent. We have, however, continued to experience higher costs in both research and development and selling and administrative, which has lowered the amount that drops to our bottom line. I will go over the components of the cost increases later in the call and as Brian just discussed, we are on top of the root causes of these issues and our action plans are in place that we expect will help contain these costs.

Turning back to revenue, we experienced a $42.5 million or 83 percent increase from the prior-year quarter to $94 million, reflecting a year-over-year increase of $38.6 million in product sales revenues and an increase of $3.9 million in gaming operations revenues. Our new unit shipments were 102 percent above new unit shipments in the prior quarter, consisting of 5,684 Bluebird(R) units, 90 hybrid units and 37 legacy units.

During the first half of fiscal 2005, we've already shipped over 10,000 new units, excluding OEM units, which equates to almost 80 percent of the total new units we shipped in all of fiscal 2004.

Our average selling price increased $1,537, or 18 percent, over the prior year quarter and increased $145 from the September 2004 quarter. We expect that the average selling price will continue to rise due to the 9 percent increase in the list price of Bluebird(R) video gaming devices that went into effect January 1, 2005.

Concurrent with the Bluebird(R) video price increase, we also instituted a 25 percent increase in the price of our game conversion kits for the video platform. We continue to believe that our products command a high price, as they are premium products that deliver superior earnings performance.

During the December 2004 quarter, we shipped a total of 1,102 conversion kits, of which 969 were CPU-NXT(TM) upgrade kits. We now have over 20 video and 10 mechanical reel for sale games approved in most jurisdictions and would expect that our game conversion revenues will be at higher levels on a year-over-year basis in the coming quarters. Parts, used games, conversions and OEM revenues in total increased by $4.9 million to $11.6 million in the quarter, due to the higher level of OEM units, as 1,500 OEM units were shipped this past quarter and conversion kit sales continued to excel in the December 2004 quarter. When you consider our new game units, OEM manufactured units and new Bluebird(R) participation placements we made this quarter, we shipped over 8,500 units, which is a record quarter for production for the Company.

In addition to the success we are realizing with new game sales, we also experienced a significant increase in our gaming operations business this past quarter, as both the quarter-ended installed base and the average installed base experienced very meaningful increases from the September 2004 quarter. Our installed base at December 31, 2004 increased to 5,021 units, or 12 percent, from September 30, 2004 and the average installed base increased by 551 units, or 13 percent, to 4,712 units from 4,161 units in the September 2004 quarter.

Demand continues to be strong. Including the installation of over 200 units since January 1, our installed base, as of today, approaches 5,250 units. I will also point out that, in the 7 months since June 30, 2004, our installed base of participation games has increased by over 1,000 units or 25 percent. We believe this clearly demonstrates the superior performance of WMS games and we are definitely recapturing our market share in this segment of the casino floor. But even more noteworthy was the significant increase in the average revenue per day, which grew by over 20 percent over the prior year quarter and 10 percent over the September 2004 quarter, which is the second highest sequential growth rate in our history. Our revenue per day on participation games increased to $46.30, which is the highest quarterly level achieved since fiscal 2000. While we expected our Wide Area Progressive games with their higher revenue per day would improve our average revenue per day, the increased performance of our non-linked games on CPU-NXT(TM), particularly the MEN IN BLACK(TM) games, really drove the increase in the overall revenue per day.

Late last week, we launched 2 Clint Eastwood video Wide Area Progressive jackpot games titled "A FISTFUL OF DOLLARS: WANTED(TM)" and "A FISTFUL OF DOLLARS:
WILDSHOT(TM)" in both Nevada and in the Native American link. These games feature a unique buy-a-WAP wager where the player can participate in the "A FISTFUL OF DOLLARS(TM)" Wide Area Progressive jackpot by wagering only 1 additional coin rather than having to play max bet. Our open orders for over 600 of these games highlights the star power of Mr. Eastwood as well as the skill of our game designers in translating his image and persona into an entertaining game.

The success of all of these new games is accelerating the transition of our participation games and legacy cabinets to new games in Bluebird(R) cabinets as we installed 1,271 new participation games in Bluebird(R) cabinet in the December 2004 quarter. At December 31, 2004, approximately 40 percent of our participation installed base is now in Bluebird(R) cabinets. This has resulted in our investment in Bluebird(R) gaming operations machines increasing at a higher rate than originally anticipated.

Our  quarterly  consolidated  gross  profit  increased by $16.9  million,  or 58 percent, to $46.2 million. The gross margin on product sales revenues was 38 percent for the quarter ended December 2004 and 39 percent for the quarter ended December of 2003. The product mix this quarter impacted the gross margin percentage, as did high overtime and temporary help costs as a result of so many of our units being produced and shipped in the month of December. We continue to expect that, in the future, the gross margin on the Bluebird(R) gaming devices will approach in the mid-40 percent range. As with greater production volumes, we expect larger volume discounts from our suppliers, particularly with respect to electronic components. And the leveling of production throughout the quarter should reduce overtime and temporary staff expense. The recent increase in list price is also expected to support margin growth. The gross profit margin on gaming operations in the December 2004 quarter decreased to 80 percent, compared to 84 percent in the December 2003 quarter, reflecting the lower margin of our Wide Area Progressive games and higher royalties payable to licensors, partially offset by higher royalties received from licensees.

Operating income grew to $4.7 million compared to a loss of $0.4 million in the prior year quarter, as we generated an increase of $16.9 million in gross profit partially offset by $5.8 million in higher selling and administrative expense, an increase of $3.3 million in research and development costs, and $2.7 million in higher depreciation and amortization expense.

For the December 2004 quarter, research and development costs increased from the prior year quarter by $3.3 million, or 32 percent, to $13.5 million. These costs were also up $1.4 million over the September 2004 quarter due to higher regulatory approval costs incurred for the final approvals for CPU-NXT(TM) and Bluebird(R) for a greater number of new game themes and for the final legacy operating system upgrade in GLI territories, plus headcount increases to fully staff our international game development studios and increased staff for the long-term portion of the technology improvement plan.

In the December 2004 quarter, we experienced a $5.8 million increase in selling and administrative costs over the prior year quarter. As Brian mentioned, these costs increases resulted from higher commissions based on substantially higher revenues, additional headcount, overtime and temporary contract labor for game installs, participation placements and in certain administrative areas due to the increased demand and the timing of shipments, and additional trade show and marketing costs to continue to support the simultaneous launch of 3 new product lines and higher equity compensation costs.

Depreciation and amortization expense increased by $2.7 million in the December 2004 quarter as the level of investment in gaming devices for our gaming operations rose with the installation of 1,271 new games in Bluebird(R) gaming devices during the December 2004 quarter. As evidenced by the high open orders for participation games noted earlier, our investments will remain high as we continue to roll out new participation games in our new Bluebird(R) cabinet. We continue to expect that depreciation and amortization will be higher than the prior year quarter for each of the quarters in fiscal 2005.

We incurred interest and issuance cost amortization expense of $1 million for the December 2004 quarter related to our 2.75 percent convertible note. Offsetting this, we recorded $1.5 million of pre and post tax income related to the final settlement of certain tax advances with our former subsidiary, Midway Games, which we had previously fully reserved. We also recorded income tax expense of $1.6 million to reflect our revised estimated effective tax rate for the fiscal year of 32.5 percent.

On diluted earnings per share, let me remind you that, in any period when we earn more than 10 cents per share as we did in the December 2004 period, the if-converted method of calculating earnings per share results in the 5.8 million shares underlying our convertible subordinated notes being included in the diluted share count, and net income is adjusted to add back $0.6 million per quarter for the after-tax impact of interest expense and deferred financing costs.

At December 31, 2004, cash and short-term investments totaled $71.8 million, including $1.1 million of restricted cash for progressive jackpots. The $11.2 million decrease in cash and short-term investments since September 31, 2004 from September 30, 2004 was due to $15.5 million of capital expenditures for gaming operations machines which immediately generate revenue, $2.7 million of capital expenditures for property, plant and equipment, and $18.1 million of net increases in working capital investment, partially offset by $3.9 million of net income plus $8.7 million of depreciation expense, plus our deferred tax provision of $1.6 million, plus non-cash expenses of $0.9 million; $8.8 million related to option exercises in the period; and $0.9 million of the effects of exchange rates on cash.

The increase in working capital continued to result primarily from the growth of our business. We had an increase of $12 million in receivables due to higher revenue and because of the high unit shipments in December. We also had a $15.1 million increase in total inventory offset by a $15.8 million increase in Accounts Payable. Raw materials increased by $16.8 million as we prepared for higher production volumes for both product sales and gaming operations in the March quarter and beyond, and finished goods decreased by $1.7 million.

Our cash used for operating activities totaled $0.4 million for the December 2004 quarter. We expect lower working capital increases in future quarters. At December 31, 2004, we had $115 million of convertible debt outstanding and our book value per outstanding share was $8.35. Finally, our ratio of current assets to current liabilities was approximately 5.2-to-1.

Let me turn to our guidance for fiscal 2005. We are raising our revenue guidance to $370 to $395 million for the fiscal 2005 period, representing an increase of $30 million over our previous revenue guidance for fiscal 2005. We expect that our total new units sold for fiscal 2005 will now range between 22,000 to 23,000 units, which is approximately 1,000 units higher than the low end of the range of our previous guidance at an average selling price of above $10,000. With over 10,000 units shipped in the first half of fiscal 2005 and with average selling prices tracking where we thought, we're confident in achieving these goals. Additionally, with our strong open orders, we continue to have the best visibility to product sales revenues that we've had in quite some time. We also base our revenue expectations on the high number of open orders for new participation games and conversions of existing participation games, which currently totals over 2,100 units even after our installed base has grown by over 1,000 units since June 30, 2004. We expect to end fiscal 2005 with an installed base of participation games ranging from 6,200 to 6,500 gaming devices, including our Wide Area Progressive games, an increase of 400 units from the low end of the range of our previous guidance. We now expect our revenue per day for fiscal 2005 to range from $45 to $48, $2 dollars higher than our previous estimates. We also expect other elements of revenues will grow. Our higher level of research and development, selling and administrative and depreciation and amortization expense will partially offset the increased gross profit from these higher revenues.

Turning to the March 2005 quarter, we expect total revenues to range from $98 to $103 million with sales of new gaming devices exceeding 6,000 units at an average selling price above that attained in the December 2004 quarter and the ending participation installed base to grow to between 5,600 and 5,800 units with average revenue per day, per machine, continuing to grow over what we achieved in the December 2004 quarter. We base this guidance on our open orders for new sales games, which consists of over 7,800 new Bluebird(R) gaming devices and over 1,000 CPU-NXT(TM) upgrade kits, and our open orders for participation games, which consist of over 2,100 units, of which 1,600 are new Bluebird(R) gaming device installs and the rest are conversions to game themes.

Let me now turn the call over to Orrin for a discussion about our new products.

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ORRIN EDIDIN - WMS INDUSTRIES - COO

I want to update everyone on the status of the exciting new game concepts that we displayed at the G2E show in October.

Thanks, Scott. As Scott stated, the buy-a-WAP feature of our new Clint Eastwood games provides the unique wagering element, which is WMS Gaming's very own proprietary innovation. For the multi-line multi-coin nickel slot player, it solves the dilemma of having to play max bet in order to be eligible for the progressive jackpot. Our buy-a-WAP wager enables the player to be eligible for the progressive jackpot simply by wagering just one coin on each line -- plus one additional coin -- rather than having to play max bet on all lines, which has historically been associated with qualifying for a progressive jackpot. This is a great benefit to the multi-line multi-coin video player because it makes the progressive game more affordable and more attractive to a wider demographic of video slot players. This game is currently available in Nevada and on the Native American Wide Area Progressive link.

Another new concept that we demonstrated at G2E was a penny Wide Area Progressive link for the Monopoly(TM) Money WAP link. This is our first multilevel progressive product featuring both Local Area and Wide Area
Progressive jackpots. The Nevada and GLI Gaming laboratories will be testing this product within the next week, and we expect to launch these games in the June 2005 quarter.

We also displayed a gaming concept where bonus rounds among a bank of linked games were broadcast via a large overhead plasma screen under the name "Jackpot Party(R) Progressive". These games also have both Wide Area and multilevel Local Area Progressive jackpots. This unique concept should be submitted to the gaming laboratories next quarter with expected approval in the September 2005 quarter.

All of these unique offerings are examples of how our game design team continues to broaden the scope and entertainment level of our slot machine offerings, extending the WMS legacy of innovation and creating great games. Most of you know that creating these games comes -- in creating these great games is our mantra and understanding what players want through extensive market research is our Number One focus. The progress we expect to make on continuing to grow our market share, going forward, is evidence that this focus is well-founded. Therefore, we believe that we're well on track to ascend to the position, another primary goal, as the Number Two provider of slot machines in North America.

Let me give you a brief update on two other important events taking place in the current quarter. First, in January, we completed the field trial in Mississippi with our Monopoly(TM) Money Wide Area Progressive system and received full approval for the product. This was ahead of our original expectations by about 2 months. This opens up yet another important market for our Wide Area Progressive jackpot games. Second, in March, we expect to start the field trial of our Monopoly(TM) Money Wide Area Progressive system in the Caesars properties in New Jersey with expected regulatory approval later this summer. So far, 7 lucky players of our Monopoly(TM) Money progressive link in Mississippi, Nevada and tribal casinos have already hit progressive jackpots totaling over $1.2 million. We have a variety of new Wide Area and Local Area Progressive products coming online over the next 12 months, and we clearly expect to expand our market share in this segment of casino floors, which should increase profitability.

I also want to provide an update on our mechanical reel product line. As you recall, in the last week of September, we shipped our first mechanical reel games under the Can't Lose(R) series, and the product has been very well-received and several of our corporate customers have already placed reorders for more games. We have just begun to receive approvals for our second series of mechanical reel games under the Scroll Top(TM) brand name and our third series under the Ring Series brand. In most jurisdictions, we have 10 mechanical reel games approved and we expect that as we build our library of great games, game themes and our market share will also increase. Our timing is also good, as most casinos have new capital budgets at the start of their calendar year.

I'd now like to return the call to Brian for further commentary.

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BRIAN GAMACHE - WMS INDUSTRIES - PRESIDENT, CEO

Thanks, Orrin. Beyond just the absolute number of games we've shipped in the last 12 months and the fact that we have just reported results that exceed our revenue guidance, there can be no clearer evidence of how much progress we've made in becoming one of the premier suppliers of gaming devices than today's announcement of the expanded relationship with our Russian distributor, Unicum. The Russian market has received a lot of positive press from the trade and business publications over the last 90 days and it's clear that this market is the fastest-growing legalized market in the world. By teaming up with the market leader, we hope to maximize our penetration of this market. Under these new arrangements starting July 1, 2005, our distributor is expected to purchase a minimum of 4,000 new Bluebird(R) gaming cabinets annually over the 6-year term.

Currently, we estimate that our market share of the high and middle-end markets in Russia is approximately 5 percent. As a result of the stellar performance of our new games, it made great business sense for Unicum and WMS to expand the existing relationship, which of course will enhance our market share. This extended arrangement is expected to result in gross profit dollars at about double of our current volume of Russian business over the 6-year term of the agreement.

Last quarter, I discussed several specific operational goals we had established that I want to review. Starting in 12 months, we expect to achieve 20 percent market share for new units shipped in North America each quarter. On gaming operations, we have made excellent progress on increasing our footprint, as evidenced by adding over 1,000 games, or an increase of 25 percent from June 30, 2004 through January 31, 2005. We are particularly pleased with the revenue per day at $46.30 resulting from the popularity and positive earnings performance of our new games. Our open orders for these games continues to be at the highest levels of our company's history. I also spoke to an expansion of international business and clearly, with our expanded arrangement with Unicum, we're making great headway toward our goal of one-third of our product sales business coming from the international operations. Lastly, with the continuing demand for our product following the 9 percent increase in list price for our video gaming devices and a 25 percent increase in the gaming conversion list price that we implemented effective January 1, 2005 we believe there is further leverage in our pricing in the future.

Capital allocation remains a focus of our management team and the Board. With the growth we expect in our revenues and profitability in fiscal 2005 and beyond, we are regularly evaluating and analyzing the uses of available cash and anticipated free cash flow.

While we did not repurchase any shares under our $20 million share repurchase authorization during the December quarter, we have continued our investments in licensing rights to significant intellectual property, including several server-based IP to enhance game playing and functionality for products which will be introduced as part of the third phase longer-term portion of our technology improvement plan. We view the return on such IP investments and the value they bring to our game designs to be distinct competitive advantage as our licensed games continue their strong earning performances.

The Board has directed management to continue to grow our business. With our strong balance sheet and an improving operating performance, we are actively evaluating a variety of capital allocation options, including the acquisition of companies or additional intellectual property. We continue to focus on driving long-term shareholder value in the decisions and strategies that we employ.

In conclusion, our management team believes that we are on the path to rapidly grow our market share and our return to shareholders. Looking back at the past 12 months and 2 years of development prior to that, we are delighted with the level of acceptance and excitement that our products have now achieved. During those 3 years, we proved that we could deftly manage the development and approval process. In re-launching the company, we came to realize that the operational requirements to handle the ever increasing demand were greater than expected. As such, we have implemented action plans to improve the efficiencies of our operations and expect to see initial benefits in the current quarter. We are clearly focused on dramatically growing our market share and further distinguishing ourselves from others in the industry to ascend to North America's Number Two provider of gaming devices.

Operator, we will now take questions.

QUESTION AND ANSWER

--------------------------------------------------------------------------------
OPERATOR

Thank you. (OPERATOR INSTRUCTIONS). Aimee Marcel with Jefferies.

--------------------------------------------------------------------------------
AIMEE MARCEL - JEFFERIES & CO. - ANALYST

Actually I was curious about the Russian deal. What kind of margins are you expecting and what kind of pricing is actually in Russia now compared to your usual units?

--------------------------------------------------------------------------------
BRIAN GAMACHE - WMS INDUSTRIES - PRESIDENT, CEO

 Yes, the amended agreement provides for fairly comparable pricing to what we currently have, and the gross profit on those units is comparable to the gross profits that we experienced on the balance of the units that we shipped. We have not had to, let's say, substantially discount the products in order to get placements. Obviously, with the volume of business, there's volume discounts that occurs but in terms of pure pricing, that's not different than the list prices we have for the products that we've sold in North America.

--------------------------------------------------------------------------------
AIMEE MARCEL - JEFFERIES & CO. - ANALYST

 Okay. Also, what market share do you have now in California? Do you have any color on any timing for California?

--------------------------------------------------------------------------------
BRIAN GAMACHE - WMS INDUSTRIES - PRESIDENT, CEO

Aimee, we announced it early on a few years back when it was at its peak that we had reached 25 percent market share there. I believe, because of the last couple of years, we are probably somewhere in the high teens the last we looked but we would expect, because of our products and the acceptance of them in California being primarily a video-driven market, that we would get back to our former market shares in the very near future.

As far as timing, we believe that, like everybody else reads, that it's going to happen; it's just when. We're looking at right now, as far as our contemplation and budgeting goes, it's probably going to be a fiscal '06 issue, and that's what we're looking at right now.

--------------------------------------------------------------------------------
AIMEE MARCEL - JEFFERIES & CO. - ANALYST

Okay. Also, I heard about your mechanical reels. I haven't really heard about your video poker games lately. Is there anything timing-wise that -?

--------------------------------------------------------------------------------
BRIAN GAMACHE - WMS INDUSTRIES - PRESIDENT, CEO

Yes. The mechanical reels and video poker are new products for us, and we never anticipated them to have the traction that our video products had coming out of the gate. We've had some success in that we're not disappointed yet but I think it's too early to start beating our chests on a victory. I think our customers are having very positive experiences with them, and we will have a ramp-up period. It will probably take two years to get these fully launched to where we will have the same visibility as our video products. So, they've been launched and they're getting good acceptance and these just take -- these two new product lines are going to take some patience on our part.

--------------------------------------------------------------------------------
AIMEE MARCEL - JEFFERIES & CO. - ANALYST

Now, for the CapEx, going forward, it was pretty high this quarter. I was wondering if that was just a quarter thing or if it's --.

--------------------------------------------------------------------------------
BRIAN GAMACHE - WMS INDUSTRIES - PRESIDENT, CEO

As Scott said, one of the key factors here is that the acceptance of our Bluebird(R) is so positive, it's really accelerating our participation business to be primarily Bluebird(R)-driven. I guess that long-term is a good thing; short-term it's a little bit painful on our allocation of capital. Scott, do you want to comment any more on that?

--------------------------------------------------------------------------------
SCOTT SCHWEINFURTH - WMS INDUSTRIES - CFO

Yes, we have been saying that we anticipated that the spend rate for gaming operations machines would be greater, given the demand in backlog that we had for those games. Obviously, installing 1,271 new Bluebird(R) games in this last quarter drove the spend levels for capital. That's probably going to continue to be at a higher rate for the next two or three quarters as we work through the tremendous demand that we have for the product.

--------------------------------------------------------------------------------
AIMEE MARCEL - JEFFERIES & CO. - ANALYST

Thank you.

--------------------------------------------------------------------------------
OPERATOR

Bill Lerner with Prudential Equity Group.

--------------------------------------------------------------------------------
BILL LERNER - PRUDENTIAL EQUITY - ANALYST

Just a couple of questions -- the first one is, obviously revenues are great and the guidance was strong. The Russian deal is good news. The only concern, obviously, is on the product sale margin front. Can you give a little more color on that? How do we get more comfortable from here I guess is the first thing? Are you seeing already the benefits of the strategies you implemented there? Then I've got a follow-up.

--------------------------------------------------------------------------------
BRIAN GAMACHE - WMS INDUSTRIES - PRESIDENT, CEO

The answer is yes, Bill. As I mentioned, we've already seen benefits from the fact that we've manufactured 34 percent of our March quarter anticipated shipments already, which is a big improvement over the past 2 quarters. So the key to efficiencies in our manufacturing operation is to have a steady flow of product on a regular basis, not having 75 percent of the games like we did the last quarter bunched into the final 30 days of the quarter. That doesn't work. We learned some very painful lessons along the way and management, as I said, is not at all happy with our results. We believe we've put the systems and procedures in place so that that will not reoccur. As far as our consensus. we believe there was 3 or 4 cents of inefficiencies baked into these results that hopefully are behind us. So at the end of the day, we talked about getting the $100 million rate per quarter is when this company starts to start humming. The guidance today would dictate that we believe we will get there in Q3 from a revenue standpoint.

Also, when you look at the expenses that I've been saying as a percentage of sales, our R&D expenses, even though they've increased, they went from 20 percent of revenues in December of '03 to 14 percent in December of '04, so that is showing some improvement. It's not nearly where we want to be.

As far as SG&A, it went from 26 percent in 12-03 to 21 percent in 12-04 -- so even though we went up $3.6 million.

So the bottom line is, for the additional revenues, the efficiencies will start to pan out and I believe that a lot of the issues we've dealt with last quarter have been dealt with internally here with our -- and again, we've proven we can operate this company from an expense standpoint. We have to now give the expense side of the equation the same scrutiny we've given the revenue side over the past 3 years, and I believe we're there.

--------------------------------------------------------------------------------
BILL LERNER - PRUDENTIAL EQUITY - ANALYST

Okay, that's helpful. Just a follow-up just to dig further into the SG&A -- what would you say, in terms of the percentage increase in SG&A? You know, what percentage of that was overtime? Is it basically 70 percent? 75 percent of that whole SG&A increase? Just to get a sense for how we will see improvement, going forward.

--------------------------------------------------------------------------------
BRIAN GAMACHE - WMS INDUSTRIES - PRESIDENT, CEO

There's  really  4  different  areas  in  SG&A  increases,   Bill.  It's  higher
commissions, which is probably a good thing. We had the higher manufacturing-related costs and the shipping costs and all of the overtime in contract labor. We had higher tradeshow and marketing launch costs than we expected because, as you know, G2E was in October this year; previously, it was in the September quarter. Then we had some equity compensation costs that were in there. So we have not broken that apart. Scott can get back with you off-line if you would like. But we believe that a lot of the additional manufacturing, I would call it overtime and contract costs, are behind us. We're always going to have overtime costs; it's just the cost of doing business, but not to the point where we had to -- we were working 7 days a week 18 hour shifts for a lot of the quarter and it just got to be onerous.

--------------------------------------------------------------------------------
BILL LERNER - PRUDENTIAL EQUITY - ANALYST

I'm sorry. I meant what percentage of the decline in margin. I apologize. Finally, the last one is just on the -- I guess the atypical regulatory costs, which pinched you guys as well. Are those officially behind us now, behind us meaning we will not see anything but normal regulatory approval costs in the fiscal third quarter?

--------------------------------------------------------------------------------
BRIAN GAMACHE - WMS INDUSTRIES - PRESIDENT, CEO

Throughout the last couple of quarters, we were informed by the regulatory bodies that our legacy platform had to be updated to the 257/259 version throughout -- we previously did it on an as-needed basis, and we at our expense went out and upgraded these -- all of the legacy platforms to be compliant with that request from the regulatory world.

--------------------------------------------------------------------------------
ORRIN EDIDIN - WMS INDUSTRIES - COO

This is Orrin. You can also appreciate, Bill, that, in this period of time, we're looking at submissions and approval costs for not only the Bluebird(R) cabinet and video but the reel spinning platform, the video poker engine, the Wide Area Progressive-associated equipment. This is a very, very busy, abnormally busy period in terms of GLI and laboratory approvals.

--------------------------------------------------------------------------------
BILL LERNER - PRUDENTIAL EQUITY - ANALYST

I got it, okay, so that's essentially behind you?

--------------------------------------------------------------------------------
BRIAN GAMACHE - WMS INDUSTRIES - PRESIDENT, CEO

Yes. - you'll see approvals and your typical lab approvals going forward. But the field trial, and it gets a little bit expensive and it's hard to budget that appropriately. We think that a lot of this is behind us now.

--------------------------------------------------------------------------------
OPERATOR

Harry Curtis with JP Morgan.

--------------------------------------------------------------------------------
HARRY CURTIS - J.P. MORGAN - ANALYST

Not to beat a dead horse, I'm trying to get a little bit more specific on the incremental costs which, relative to our estimates in the quarter, were about 5 to 6 million higher than we expected. Now, based on the amount of overtime and temp costs that you guys have just run through, if you pull that back to 0, then that would be another -- you might be able to reduce that by 1 million, 1.5 million. So, of the remaining say, 4, 4.5 million, how much of that really is higher cost that is going to remain versus costs that you really can target to eliminate?

--------------------------------------------------------------------------------
SCOTT SCHWEINFURTH - WMS INDUSTRIES - CFO

Well, I think, as Brian said there, we think that there are about 3 or 4 cents of inefficiencies that were sort of built into the numbers as a whole. We just responded to Bill's question on the regulatory side. There was a bubble of costs incurred there that we shouldn't have to have on a recurring basis because we've upgraded all of GLI to 257 and 259 at this point, so that too should disappear.

There's other elements of the costs that, you are right, will be recurring -- additional headcount for the third phase of the technology improvement plan, you know, those types of things will be recurring.

--------------------------------------------------------------------------------
BRIAN GAMACHE - WMS INDUSTRIES - PRESIDENT, CEO

But Harry, the other thing that we need to consider as well is that the mix of our business is going to dramatically increase on the participation side of the ledger. I think you'll see those higher profit margins adding greatly to our overall profitability in the next 2 quarters. So I believe that our costs are somewhat -- the increase in our cost structure will be mitigated by the increasing profitability from the participation side of things.

--------------------------------------------------------------------------------
HARRY CURTIS - J.P. MORGAN - ANALYST

So within the next couple of quarters -- you guys mentioned in this quarter SG&A was down to about 21 percent of revenues. What is your target? What is a reasonable efficiency rate?

--------------------------------------------------------------------------------
SCOTT SCHWEINFURTH - WMS INDUSTRIES - CFO

I believe that, when we are fully baked in here, we should see something in the 15 percent range; mid-teens I would be comfortable saying.

--------------------------------------------------------------------------------
HARRY CURTIS - J.P. MORGAN - ANALYST

Over what period of time?

--------------------------------------------------------------------------------
BRIAN GAMACHE - WMS INDUSTRIES - PRESIDENT, CEO

I think in the next 2 quarters you will see us get in that vicinity.

--------------------------------------------------------------------------------
HARRY CURTIS - J.P. MORGAN - ANALYST

Lastly, if you could speak to just the issue of whether or not your sales are replacing kind of the existing legacy games, or do you think you are gaining share and specifically talking about the video product?


--------------------------------------------------------------------------------
BRIAN GAMACHE - WMS INDUSTRIES - PRESIDENT, CEO

Well, I think that, right now, there's still pent-up demand for our product, Harry, being out of the market for the past three years, when you look at the acceptance that we are receiving. We are just now getting our second roll of capital. I think this next couple of quarters really will determine where the share is coming from. We're still now working our way through the first allocation of capital expenditures from our customers, so I don't believe -- I believe that the demand that we are currently experiencing is still pent-up demand for WMS product, and I think, over the next couple of quarters, the market share gain will be very apparent.

--------------------------------------------------------------------------------
OPERATOR

David Barteld with Wells Fargo.

--------------------------------------------------------------------------------
DAVID BARTELD - WELLS FARGO SECURITIES - ANALYST

Good morning. A couple of questions -- I was just trying to get a snapshot of where you are and where you're going on the game titles. Can you give us an idea of how many titles you had in the market as of the end of December, on both the reel-spinner and video, and how many you expect to have by the end of the fiscal year?

--------------------------------------------------------------------------------
SCOTT SCHWEINFURTH - WMS INDUSTRIES - CFO

Yes. At the end of December, in most of the six North American labs, we had 20 video game titles approved that were for-sale games and we had 10 mechanical reel games that were approved that again were for-sale titles. Then on top of that, we had our participation games approved. What we showed at the G2E show that we had -- I think it was 62 new games there. Our belief is that those will all be approved by G2E 2005, which will be in September. So, a variety of those get approved over the next 2 quarters.

--------------------------------------------------------------------------------
ORRIN EDIDIN  - WMS INDUSTRIES - COO

More specifically, Scott, of the 3 reel series being Can't Lose(R), Scroll Top(TM) and Ring, those are all submitted. Can't Lose(R) is in the market now with Scroll Top(TM) now also approved and starting to receive the approvals for the Ring series, which we're going to be bringing on next month as well. Color Dotmation will be later in June quarter; that will be the fourth mechanical reel series.

--------------------------------------------------------------------------------
DAVID BARTELD - WELLS FARGO SECURITIES - ANALYST

Terrific. Thank you. Also, Scott, on the tax rate, can we still use 37.5 percent going forward, or what are your expectations there?

--------------------------------------------------------------------------------
SCOTT SCHWEINFURTH - WMS INDUSTRIES - CFO

I think, with the new tax law that was passed, I believe that our overall effective rate for years beyond '05 will likely be lower than the 37.5 percent that we've traditionally had in the past.

--------------------------------------------------------------------------------
DAVID BARTELD - WELLS FARGO SECURITIES - ANALYST

Okay. The final thing is you had mentioned you were targeting 20 percent market share on the new square footage. I'm just trying to get a little bit of an idea of -- I mean, that is a nice round number and stuff. In looking backwards a little bit, I mean, maybe you can talk about the most recent additions you've made to new square footage. I've realized you are a bit in a ramp-up process the last several quarters, of course, but where have you been in the past? Why are you looking to target that? Can you just kind of talk about your ideology there a little bit?

--------------------------------------------------------------------------------
SCOTT SCHWEINFURTH - WMS INDUSTRIES - CFO

Yes, let me clarify, David. What we said is that we expect to have 20 percent ship share in North America, so if you took the number of units that we shipped into North America as a numerator and the denominator would be all of the units shipped for a quarter, we would hit the 20 percent.

The reason we've selected 20 percent is, at our zenith, we were at about 14 to 15 percent with our video product. We now have mechanical reel and poker products and believe we should be getting our fair market share as we move forward for those new product lines for us.

Brian mentioned before, when California opened up, which was sort of the first new market that had opened after WMS had gotten really into the video business, we actually had achieved something around a 25 percent market share there, so we are certainly hopeful that, as new gaming jurisdictions come on and now with the full breadth of products and being able to be a full-service supplier of all types of slot machines to the gaming venues in those jurisdictions, that we will do well.

--------------------------------------------------------------------------------
DAVID BARTELD - WELLS FARGO SECURITIES - ANALYST

Thanks very much.

--------------------------------------------------------------------------------
OPERATOR

Celeste Brown with Morgan Stanley.

--------------------------------------------------------------------------------
CELESTE BROWN - MORGAN STANLEY - ANALYST

Good morning, guys. Sorry to come back to the margins. In terms of your product sales margin, would you expect it to be more like the first-quarter levels going forward for the rest of the year or even improving from there, or would you expect them to stay around current levels?

--------------------------------------------------------------------------------
BRIAN GAMACHE - WMS INDUSTRIES - PRESIDENT, CEO

Well, we said that all along, Celeste, that we though that when we got ramped up, we would get back to the mid-40s. Obviously, at 38 percent, we are not nearly where we want to be. You know, we think that the mid-40s is still a reasonable expectation for this company by probably Q4. We're not going to get there in Q3, but we will certainly approach it in Q4. We believe that, again, the programs that we've instituted over the last 2 to 3 months to smooth the demand flow out are starting to pay dividends now and a lot of this noise is going to go away and we believe we're going to start to bring this to the bottom line quickly, particularly with the acceleration of our participation business.

--------------------------------------------------------------------------------
CELESTE BROWN - MORGAN STANLEY - ANALYST

Can you talk a little bit about your thoughts on game conversion, now that you are selling again? How often would you expect somebody or your customers to replace games once they own the Bluebird(R) boxes?

--------------------------------------------------------------------------------
BRIAN GAMACHE - WMS INDUSTRIES - PRESIDENT, CEO

Well again, it's really a customer-by-customer basis and a market-by-market decision, but we believe that the games right now are having a shorter lifespan than ever. It used to be you could put a video product out and it would stay fresh for 18 to 20 months. It's probably now closer to 9 to 12 months. The lifespan is still probably in that 4.5 to 5-year period, so the conversions will be a significant part of our business going forward. As we announced, we've increased our prices 25 percent and we think that's going to be nicely accretive to the bottom line as well.

--------------------------------------------------------------------------------
CELESTE BROWN - MORGAN STANLEY - ANALYST

How many international units did you sell in the quarter? Can you compare that to the prior-year quarter as well?

--------------------------------------------------------------------------------
SCOTT SCHWEINFURTH - WMS INDUSTRIES - CFO

Yes. Our international number was about 25 percent of the total units for the quarter, which is about what it was in September, but obviously the September number had a smaller base to it, so we've been pretty good at maintaining that average. We have a goal to get that up to a third, and I think, with today's announcement of the amended agreement with our Russian distributor starting when that will kick in July of '05, that will go a long way towards supporting that goal.

--------------------------------------------------------------------------------
CELESTE BROWN - MORGAN STANLEY - ANALYST

Finally, what are your expectations for your employee stock-option expense per quarter, assuming that we have to start expensing it in the second half of the calendar year?

--------------------------------------------------------------------------------
SCOTT SCHWEINFURTH - WMS INDUSTRIES - CFO

We, just as every other public company, has been disclosing the Pro Forma impact of what that charge would be and in each one of the 10-Q's and I don't have it sitting in front of me but to the best of my recollection, I think it was something like 5 to 6 cents per quarter.

--------------------------------------------------------------------------------
CELESTE BROWN - MORGAN STANLEY - ANALYST

Great. Thanks a lot.

--------------------------------------------------------------------------------
OPERATOR

Jeff Martin with Roth Capital Partners.

--------------------------------------------------------------------------------
JEFF MARTIN - ROTH CAPITAL PARTNERS - ANALYST

You alluded to use of capital, potentially for acquisitions. Are there any areas that you can kind of talk about where you might strategically direct yourself in that respect?

--------------------------------------------------------------------------------
BRIAN GAMACHE - WMS INDUSTRIES - PRESIDENT, CEO

I believe that we are convinced that the system-based gaming is going to be here sooner rather than later, and we've already acquired a significant amount of IP related to that next wave of gaming opportunity. We believe that there is still some areas out there that we need to further invest in, whether it be through licensing, acquisition or whatever. We are still focusing on that next wave of gaming through Tip 3 initiatives. Even though we haven't been actively out in the market during the last 3 years, we've actually been spending an awful lot of time focusing on the long-term strategic initiatives of the Company, and we believe there's a lot of great candidates out there for us to focus on and look at strengthening our IP and our growth opportunities. So yes, we're very focused on growing this company. The Board has given management the directive to be aggressive, going forward, based on our optimistic future. We're going to continue to be in the market looking for the right partners.

--------------------------------------------------------------------------------
JEFF MARTIN - ROTH CAPITAL PARTNERS - ANALYST

Okay, great. Then with respect to your guidance for the remainder of the year, you may have covered this; I don't know. Could you talk about what kind of assumptions you have in there for unit sales on an OEM basis?

--------------------------------------------------------------------------------
BRIAN GAMACHE - WMS INDUSTRIES - PRESIDENT, CEO

We haven't specifically broken out what that OEM business is. We did say, in the press release, that we shipped 1,500 new units to MGAM in this last quarter, and we work with them on a day-in, day-out basis to review what their demand might be.

--------------------------------------------------------------------------------
JEFF MARTIN - ROTH CAPITAL PARTNERS - ANALYST

Okay, fair enough. Then kind of a tax question again -- your effective rate was 29 percent in the December quarter. Do you expect it to kind of average out for the remainder of the year as to what the first half averages to?

--------------------------------------------------------------------------------
SCOTT SCHWEINFURTH - WMS INDUSTRIES - CFO

Well, the effective rate for the year is 32.5 percent. Because we had booked at a higher rate in the September quarter, there is, I will say, a catch-up adjustment that occurs in the December quarter but yes, for quarter three of this year and quarter four of this year, we would expect to be incurring tax expense at 32.5 percent of our pretax income.

--------------------------------------------------------------------------------
JEFF MARTIN - ROTH CAPITAL PARTNERS - ANALYST

I missed that the first time, I apologize. That's all I had.

--------------------------------------------------------------------------------
OPERATOR

David Bain with Merriman Curhan & Ford.

--------------------------------------------------------------------------------
DAVID BAIN - MERRIMAN CURHAN FORD & CO. - ANALYST

On the backlog, can you give us a breakout perhaps of mechanicals and video poker?

--------------------------------------------------------------------------------
BRIAN GAMACHE - WMS INDUSTRIES - PRESIDENT, CEO

We don't typically do that, David, for competitive reasons. I would tell you it's primarily -- you know, a large segment of that is our video ramp up -- but we don't break that out specifically for competitive reasons.

--------------------------------------------------------------------------------
SCOTT SCHWEINFURTH - WMS INDUSTRIES - CFO

In our guidance, David, the ramp up that we expect for mechanical reel and for the poker games is a longer ramp than what we had for the video products. I think this is what Brian was alluding to earlier. So in our guidance of 22 to 23,000 units for the year, the mechanical reel and poker number in that guidance is not a large number.

--------------------------------------------------------------------------------
DAVID BAIN - MERRIMAN CURHAN FORD & CO. - ANALYST

Okay. Just so I am a clear on the product sale margin, 80 percent of the costs are still - it is raw materials, correct?

--------------------------------------------------------------------------------
BRIAN GAMACHE - WMS INDUSTRIES - PRESIDENT, CEO

That's correct.

--------------------------------------------------------------------------------
DAVID BAIN - MERRIMAN CURHAN FORD & CO. - ANALYST

Okay, so you're looking still for the volume discounts which you explained in the press release, going forward?

--------------------------------------------------------------------------------
SCOTT SCHWEINFURTH - WMS INDUSTRIES - CFO

Volume discounts and coupled with a lowering of some electronic component prices, like the LCD screens that have come down in price over the time frame that we've offered them.

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DAVID BAIN - MERRIMAN CURHAN FORD & CO. - ANALYST

Okay. Then on the server-based initiative, I know Jeff touched on it but on the acquisition front, what size range company -- or are you just strictly looking for IP? Can you give us a little more there in terms of a time line as well, since it's seemingly coming to a head here as this becomes a bigger issue?

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BRIAN GAMACHE - WMS INDUSTRIES - PRESIDENT, CEO

Again we've got several alternatives we're looking at. I don't want to disclose those publicly today, but I would tell you that we believe that, with our current portfolio of IP and initiatives we've developed internally, I believe we that will be well-situated at that next table and whatever we can do to accelerate that position, we will certainly do it to protect our shareholders' long-term interests.

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DAVID BAIN - MERRIMAN CURHAN FORD & CO. - ANALYST

Okay, thanks guys.

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OPERATOR

David Vas with Banc of America Securities.

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DAVID VAS - BANC OF AMERICA SECURITIES - ANALYST

Good morning, thanks. A couple of quick questions actually -- one, can you talk a little bit about specifically what type of IP you've acquired related to server-based gaming?

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BRIAN GAMACHE - WMS INDUSTRIES - PRESIDENT, CEO

No. Sorry, David, we can't because, again, it's a combination -- (multiple speakers) -- it's a combination of internal development and external acquisition, and it would not be prudent for us to share that with you today. But suffice it to say that we are very comfortable that we will be at that table of the next server-based initiatives when it takes place. (multiple speakers) -- you know, that whole initiative will play the strength of our company, which is content. We believe that our content has demonstrated it could be amongst the best if not the best in the industry today. We look to that next wave of gaming to play to the strength of our company.

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DAVID VAS - BANC OF AMERICA SECURITIES - ANALYST

Okay, I agree with that. A couple of numbers questions -- first, backlog in the quarter. It sounds like you are looking at 7,800 new devices. Am I misreading that or is that down from 9,000 last quarter?

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SCOTT SCHWEINFURTH - WMS INDUSTRIES - CFO

No, you are correct. It's down from 9,000 last quarter.

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DAVID VAS - BANC OF AMERICA SECURITIES - ANALYST

Separately, can you give the breakout of Wide Area Progressive games versus regular participation units this quarter and last quarter?

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SCOTT SCHWEINFURTH - WMS INDUSTRIES - CFO

Yes, we have not broken out our participation base into its component parts publicly; we have not publicly broken that out.

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DAVID VAS - BANC OF AMERICA SECURITIES - ANALYST

Is there a specific reason not to? It makes it more difficult solely to understand what's driving the revenue per day, given it's a different business model.

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SCOTT SCHWEINFURTH - WMS INDUSTRIES - CFO

I understand, but we don't do it for competitive reasons.

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BRIAN GAMACHE - WMS INDUSTRIES - PRESIDENT, CEO

David ,I would tell you that the nice bump we're receiving is -- right now, it's the MEN IN BLACK and the Clint Eastwood things are going to be dramatically driving the probability of this. The WAP is doing great, but when you look at our overall content performance on Bluebird(R) CPU-NXT(TM) in all of the participation categories, it's all doing very well. I think that there's some testimony to the Bluebird(R) earnings power.

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DAVID VAS - BANC OF AMERICA SECURITIES - ANALYST

Okay, good enough. Thanks.

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OPERATOR

I will turn the conference back over to you, sir.

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BRIAN GAMACHE - WMS INDUSTRIES - PRESIDENT, CEO

Thank you for joining us this morning for this update on WMS's progress and prospects. We look forward to reporting more on our anticipated upcoming successes on our fiscal year 2005 third-quarter conference call after the March quarter. Have a great day.

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OPERATOR

Thank you. Ladies and gentlemen, that concludes the conference call for today. We thank you for your participation and ask that you please disconnect your lines. Thank you, and have a great day.


MONOPOLY is a trademark of Hasbro Inc. (C)2005 Hasbro. Used with permission. All rights reserved.
MEN IN BLACK(TM)  & (C)2002 Columbia Pictures Industries, Inc.
A FISTFUL OF DOLLARS (C)1964 Unidis, S.A.R.L. All rights reserved.
CPU-NXT, Bluebird, Can't Lose, Jackpot Party, Scroll Top, and Wild Shot are trademarks of WMS Gaming Inc. All rights reserved.